Exhibit 99.1
Neustar Announces 2010 Fourth Quarter and Full-Year Results
Reports 10% Year-Over-Year Revenue Increase and Adjusted EBITDA Margin of 44%
Expects 2011 Revenue Growth to Range between 11% and 14%
STERLING, Va., Feb. 2, 2011 — Neustar, Inc. (NYSE: NSR), a provider of market-leading, innovative solutions and directory services to enable trusted communication across networks, applications, and enterprises around the world, today announced results for the quarter and year ended December 31, 2010 and provided guidance for 2011.
Summary of Consolidated 2010 Results
•	Revenue increased 10% from 2009 to $526.8 million

•	Net income totaled $106.2 million; Net income, as adjusted, increased by 13% over 2009 to $114.7 million, which reflects adjustments to exclude the impairment of long-lived assets and management transition costs

•	Earnings per diluted share of $1.40; Earnings per diluted share, as adjusted, increased by 13% over 2009 to $1.51

•	EBITDA totaled $215.7 million; EBITDA, as adjusted, increased by 12% over 2009 to $230.1 million, a margin of 44%

•	Neustar NPAC database had 429.3 million telephone number records and as a result our customers earned the contractual $7.5 million annual credit for 2010

•	Repurchased 1.7 million shares of common stock for a total purchase price of $40.4 million

•	Cash, cash equivalents and investments totaled $382.4 million as of December 31, 2010
“Neustar made significant progress on several fronts in 2010. We continued to increase revenue while we executed a CEO transition, restructured certain aspects of our business to drive future earnings growth and realigned our business and reporting segments to reflect an efficient common infrastructure and customer-oriented approach. Our team is working diligently to capture opportunities for growth in our existing core business while also pursuing innovative projects, such as UltraViolet™ and other digital media directories,” said Lisa Hook, Neustar’s president and chief executive officer.
“Our full-year and fourth quarter results continue to demonstrate the strong fundamentals driving our growth. Excluding pre-tax charges related to restructuring and realigning our business to enhance future earnings potential — including an $8.5 million non-cash impairment of long-lived assets related to our converged messaging services and a $6.0 million charge for restructuring and severance — we continue to see considerable momentum in revenue growth and profitability. As such, we again expect to generate year-over-year increases in both revenue and EBITDA in 2011,” commented Paul Lalljie, Neustar’s chief financial officer.

Business Outlook for 2011
•	Revenue to range from $585 to $600 million, an increase of 11% to 14% over 2010

•	EBITDA to range from $244 to $254 million
Discussion of Fourth Quarter and Full-Year Results
Consolidated revenue for the quarter totaled $138.3 million, a 3% increase from $134.2 million in the fourth quarter of 2009. Revenue for the fourth quarter of 2009 included a $7.5 million increase to revenue for a credit that our customers did not earn resulting in higher revenue. As of December 31, 2010, our customers exceeded the telephone number inventory threshold for our U.S. NPAC database resulting in no corresponding increase to the fourth quarter 2010 revenue. Without the impact of credits, fourth quarter 2010 revenue grew 9% over the fourth quarter of 2009. This growth was primarily driven by the Enterprise Services business segment.
     Fourth Quarter Revenue
•	Carrier Services revenue totaled $101.2 million, a 2% decrease from $103.2 million in the fourth quarter of 2009. IP Services revenue decreased $2.7 million compared to the fourth quarter of 2009, due to low customer adoption for converged messaging services. Revenue from U.S. NPAC services totaled $80.5 million compared to $78.8 million for the fourth quarter of 2009, offsetting a portion of the decrease in IP Services

•	Enterprise Services revenue totaled $37.1 million, a 20% increase from $31.1 million in the fourth quarter of 2009. Internet Infrastructure Services revenue increased $3.7 million compared to the fourth quarter of 2009, driven by our expanded service offerings, such as IP geolocation services. Additionally, a larger number of common short codes and domain names under management drove an increase of $2.4 million this quarter in Registry Services
Consolidated revenue for the full year totaled $526.8 million, a 10% increase from $480.4 million in the full year of 2009. This increase was driven by growth in both the Carrier Services and Enterprise Services business segments. Revenue for the full-year 2009 included a $7.5 million increase to revenue for a credit that our customers did not earn resulting in higher revenue. As of December 31, 2010, our customers exceeded the telephone number inventory threshold for our U.S. NPAC database resulting in no corresponding increase to revenue for 2010. A year-over-year comparison of full-year 2010 revenue without the impact of credits would result in an 11% increase over 2009.
     Full-Year Revenue
•	Carrier Services revenue totaled $397.7 million, a 7% increase from $370.5 million for 2009. Revenue from U.S. NPAC services totaled $322.1 million, an increase of $29.6 million over 2009. This increase was reduced by IP Services revenue, which decreased $3.9 million in 2010

•	Enterprise Services revenue totaled $129.1 million, a 17% increase from $109.9 million for 2009. Internet Infrastructure Services revenue increased $13.5 million compared to 2009, driven by new customers and our expanded service offerings, such as IP geolocation services. Additionally, a larger number of common short codes and domain names under management drove an increase of $5.7 million in Registry Services revenue

Total operating expense for the fourth quarter was $99.5 million. This total includes a non-cash charge for the impairment of long-lived assets of $8.5 million related to our converged messaging services. Also included is $6.0 million of management transition costs comprised of a restructuring charge of $3.8 million related to the reduction of employee headcount as part of a realignment and CEO severance costs of $2.2 million. Excluding these charges and the related depreciation impact, total operating expense totaled $85.5 million compared to $85.9 million of total operating expense for the fourth quarter of 2009.
Total operating expense for the full year was $351.3 million. Excluding the charges mentioned above, total operating expense was $337.3 million for 2010 compared to $312.8 million for 2009. This increase was primarily due to additional personnel and personnel-related expense to support expansion of the company’s operations and new services.
Segment contribution, which excludes unallocated indirect operating costs, is as follows:
•	Carrier Services segment contribution decreased 2% to $87.2 million in the fourth quarter of 2010 and increased 10% to $340.4 million in the full year of 2010, primarily driven by an increase in revenue from the company’s Numbering Services; and

•	Enterprise Services segment contribution increased 31% to $17.5 million in the fourth quarter of 2010 and increased 29% to $59.3 million in the full year of 2010, primarily due to an increase in revenue from the company’s Internet Infrastructure Services.
Cash, cash equivalents and investments totaled $382.4 million as of December 31, 2010, compared to $377.5 million as of September 30, 2010 and $342.2 million as of December 31, 2009.
The company repurchased approximately 586,000 shares at an average price of $25.56 per share for a total of $15.0 million in the fourth quarter. On a full-year basis, the company repurchased approximately 1.7 million shares at an average price of $24.21 per share for a total $40.4 million.
Reconciliation of Non-GAAP Financial Measures
In this press release and in other public statements, Neustar presents certain non-GAAP financial data. To place this data in an appropriate context, the following is a reconciliation of these non-GAAP financial measures to net income for the quarter and year ended December 31, 2009 and 2010. The reconciliation allows investors to appropriately consider each non-GAAP financial measure. These non-GAAP financial measures, however, should not be considered a substitute for or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these measures enhance investors’ understanding of the company’s financial performance and the comparability of the company’s operating results to prior periods, as well as against the performance of other companies. However, these non-GAAP financial measures may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

					Year
	Three Months Ended		Year Ended		Ending
	December 31,		December 31,		December 31,
	2009	2010	2009 (1)	2010	2011 (2)
	(in thousands, except per share data)
	(unaudited)
Revenue	$134,230	$138,320	$480,385	$526,812	$592,500

Net income	$27,803	$22,485	$101,141	$106,209	$126,000
Add: Management transition — restructuring	—	3,772	—	3,772	—
Add: Management transition — CEO severance	—	2,187	—	2,187	—
Add: Impairment of long-lived assets	—	8,495	—	8,495	—
Less: Adjustment for depreciation and amortization (3)	—	(451)	—	(451)	—
Less: Adjustment for provision for income taxes (4)	—	(5,742)	—	(5,501)	—

Adjusted net income	27,803	30,746	101,141	114,711	126,000
Add: Depreciation and amortization	9,925	9,828	38,040	40,167	39,000
Add: Adjustment for depreciation and amortization (3)	—	451	—	451	—
Add: Adjustment for provision for income taxes (4)	—	5,742	—	5,501	—
Less: Other expense (income)	235	700	(1,448)	586	100
Add: Provision for income taxes	20,263	15,628	67,865	68,726	83,900

Adjusted EBITDA	58,226	63,095	205,598	230,142	249,000
Less: Management transition — restructuring	—	(3,772)	—	(3,772)	—
Less: Management transition — CEO severance	—	(2,187)	—	(2,187)	—
Less: Impairment of long-lived assets	—	(8,495)	—	(8,495)	—

EBITDA	$58,226	$48,641	$205,598	$215,688	$249,000

Adjusted EBITDA margin (5)	43%	46%	43%	44%	42%

Adjusted net income per diluted share	$0.37	$0.41	$1.34	$1.51	$1.67

Weighted average diluted common shares outstanding	75,685	75,458	75,465	76,065	75,500

(1)	The amounts expressed in this column are derived from the company’s audited consolidated financial statements for the year ended December 31, 2009

(2)	The amounts expressed in this column are based on current estimates as of the date of this press release of results for the full year. This reconciliation is based on the midpoint of the revenue guidance

(3)	Adjustment reflects difference to recorded amount in the absence of the impairment of long-lived assets during the periods presented

(4)	Adjustment reflects difference to recorded amount after adjustments for impairment of long-lived assets and management transition costs during the period presented, assuming the effective tax rate for each such period applies

(5)	Adjusted EBITDA margin is a measure of Adjusted EBITDA as a percentage of total revenue

Conference Call
As announced on January 19, 2011, Neustar will conduct an investor conference call to discuss the company’s results today at 4:30 p.m. (Eastern Time). Prior to the call, investors may access the conference call over the Internet via the Investor Relations tab of the company’s website (www.neustar.biz). Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software.
The conference call is also accessible via telephone by dialing (877) 879-6201 (international callers dial (719) 325-4888). For those who cannot listen to the live broadcast, a replay will be available through 11:59 p.m. (Eastern Time) Wednesday, February 9, 2011 by dialing (877) 870-5176 (international callers dial (858) 384-5517) and entering replay PIN 1254438, or by going to the Investor Relations tab of the company’s website (www.neustar.biz).
Neustar will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information, including reclassified historical segment information, reconciliation of segment contribution to the nearest comparable GAAP measure and reconciliations of certain other non-GAAP measures to their nearest comparable GAAP measures that may be used periodically by management when discussing the company’s financial results with investors and analysts, are available on the company’s website under the Investor Relations tab.
About Neustar, Inc.
Neustar, Inc. (NYSE: NSR) solves complex communications challenges and provides market-leading, innovative solutions and directory services to enable trusted communication across networks, applications, and enterprises around the world. Visit Neustar online at www.neustar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company’s expectations, beliefs and business results in the future, such as guidance regarding its 2011 results. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. The company cannot assure you that its expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to the company’s operations; modifications to or terminations of its material contracts; its ability to successfully identify and complete acquisitions; the ability to successfully integrate and support the operations of businesses the company acquires; increasing competition; market acceptance of its existing services; its ability to successfully develop and market new services; the uncertainty of whether new services will achieve market acceptance or result in any revenue; and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect the company’s business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and subsequent periodic and current reports. All forward-looking statements are based on information available to the company on the date of this press release, and the company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2010	2009	2010
	(unaudited)		(audited)	(unaudited)
Revenue:
Carrier Services	$103,167	$101,171	$370,471	$397,708
Enterprise Services	31,063	37,149	109,914	129,104

Total revenue	134,230	138,320	480,385	526,812
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	30,452	32,149	113,260	121,712
Sales and marketing	24,178	23,209	83,371	90,609
Research and development	3,385	3,217	16,160	13,993
General and administrative	14,700	18,238	55,974	68,984
Depreciation and amortization	9,925	9,828	38,040	40,167
Restructuring charges	3,289	4,371	6,022	7,331
Impairment of long-lived assets	—	8,495	—	8,495

	85,929	99,507	312,827	351,291

Income from operations	48,301	38,813	167,558	175,521
Other (expense) income:
Interest and other expense	(1,402)	(803)	(6,071)	(8,178)
Interest and other income	1,167	103	7,519	7,592

Income before income taxes	48,066	38,113	169,006	174,935
Provision for income taxes	20,263	15,628	67,865	68,726

Net income	$27,803	$22,485	$101,141	$106,209

Net income per common share:
Basic	$0.37	$0.30	$1.36	$1.42

Diluted	$0.37	$0.30	$1.34	$1.40

Weighted average common shares outstanding:
Basic	74,394	73,804	74,301	74,555

Diluted	75,685	75,458	75,465	76,065

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2009	2010
	(audited)	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$342,191	$345,372
Restricted cash	512	556
Accounts and unbilled receivables, net	67,005	89,438
Prepaid expenses and other current assets	18,087	19,213
Deferred tax assets	6,973	6,146

Total current assets	434,768	460,725

Property and equipment, net	73,881	74,296
Goodwill and intangible assets, net	127,206	143,625
Investments, long-term	—	37,009
Other assets, long-term	6,825	8,082
Deferred tax assets, long-term	5,124	10,137

Total assets	$647,804	$733,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$72,052	$61,690
Deferred revenue	26,117	31,751
Notes payable and capital lease obligations	11,222	6,325
Accrued restructuring reserve	2,459	4,703
Other liabilities	6,655	11,035

Total current liabilities	118,505	115,504

Deferred revenue, long-term	8,923	10,578
Capital lease obligations, long-term	10,766	4,076
Accrued restructuring reserve, long-term	1,111	315
Other liabilities, long-term	4,062	7,289

Total liabilities	143,367	137,762
Total stockholders’ equity	504,437	596,112

Total liabilities and stockholders’ equity	$647,804	$733,874

NEUSTAR, INC.
SEGMENT REVENUE AND CONTRIBUTION
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2010	2009	2010
	(unaudited)		(unaudited)
Revenue (1)
Carrier Services	$103,167	$101,171	$370,471	$397,708
Enterprise Services	31,063	37,149	109,914	129,104

Total revenue	$134,230	$138,320	$480,385	$526,812

Segment contribution (2)
Carrier Services	$88,742	$87,201	$309,091	$340,391
Enterprise Services	13,361	17,502	46,130	59,284

Total segment contribution	$102,103	$104,703	$355,221	$399,675

(1)	Carrier Services:
•	Numbering Services

•	Order Management Services

•	IP Services
Enterprise Services:
•	Internet Infrastructure Services

•	Registry Services
(2)	Segment contribution excludes certain unallocated costs within the following expense classifications: cost of revenue, sales and marketing, research and development, and general and administrative. In addition, depreciation and amortization, restructuring charges and impairment of long-lived assets are excluded from segment contribution. Such unallocated costs totaled $53.8 million and $65.9 million for the three months ended December 31, 2009 and 2010, respectively, and totaled $187.7 million and $224.2 million for the year ended December 31, 2009 and 2010, respectively.
Contact Info:

Investor Relations Contact	Media Contact
Brandon Pugh	Allen Goldberg
(571) 434-5659	(202) 368-4670
brandon.pugh@neustar.biz	allen.goldberg@neustar.biz